                                                                Exhibit 99.2


                                                           February 10, 1997

Dear Coast Dental Services, Inc.:

        This will confirm my consent this date to the use of my name in the Coast Dental Services initial public offering prospectus as a future director of Coast Dental Services, Inc. to join the Board of Directors effective the date of the initial public offering and the use of this consent in the registration statement.

                                Very truly yours,

                                /s/ Donald R. Millard
                                Donald R. Millard